Rule 424(b)(2)
	Registration Nos. 333-38227
	NASD File No. 961029005
                                  Cusip No:  52517PMA6

PRICING SUPPLEMENT NO. 280
Trade Date: December 12, 1997, to Prospectus
Supplement dated December 3, 1997
and Prospectus dated December 3, 1997

	   LEHMAN BROTHERS HOLDINGS INC.
	Medium-Term Notes, Series E
	(Floating Rate)
       Due from Nine Months to 30 years from Date of Issue

Price to Public: 100%   Initial Interest Rate: Treasury Rate
Commission: .05%                            Telerate pg 56
	           posted on 12/15/97
Interest Rate Basis:
(X) Treasury Rate	 Settlement Date: 12/17/97
( ) LIBOR (1 month)	 Maturity Date:   01/13/99
( ) Commercial Paper Rate	 Maximum Interest Rate:______%
( ) Federal Funds Effective Rate	 Minimum Interest Rate:______%
( ) Prime Rate 	 Spread Multiplier:__________%
( ) Other 	 Spread (+ -) +.70%

Index Maturity: 3 month

Interest Payment Period:	 Quarterly

Interest Reset Period:	Weekly

Interest Reset Dates:	One (1) day subsequent to the Interest
Determination Date.

Interest Determination Dates: As described in the Prospectus
Supplement.

Interest Payment Dates: 3/13, 6/13, 9/13, 12/13, and at maturity, subject to modified following business day convention.

The aggregate principal amount of this offering is $50,000,000 and relates only to Pricing Supplement No. 280. Medium-Term Notes, Series E may be issued by the company in aggregate principal amount of up to $11,278,325,000 and, to date, including this offering, an aggregate of $10,434,325,000 Medium-Term Notes, Series E has been issued and $6,458,090,000 are outstanding.





								Lehman Brothers Holdings



								By:
		            	             Name: Nigel Walker
				      		  Title: Assistant Treasurer